EXHIBIT 10.1

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (the “Agreement”), made as of this 6th day of February, 2003, is entered into by Bio-Imaging Technologies, Inc., a Delaware corporation (the “Company”), and Ted Kaminer (the “Employee”).

The Company desires to employ the Employee, and the Employee desires to be employed by the Company. In consideration of the mutual covenants and promises contained in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties to this Agreement, the parties agree as follows:

1. Term of Employment. The Company hereby agrees to employ the Employee, and the Employee hereby accepts employment with the Company, upon the terms set forth in this Agreement, for the period commencing on February 24, 2003 (the “Commencement Date”) and ending on February 24, 2004 (such period, as it may be extended, the “Employment Period”), unless sooner terminated in accordance with the provisions of Section 4; provided, however, that the Employment Period shall automatically renew for successive 12 month terms unless either party provides the notice of termination set forth in Section 4.5 below.

2. Title; Capacity. The Employee shall serve as Senior Vice President and Chief Financial Officer or in such other reasonably comparable position as the Company or its Board of Directors (the “Board”) may determine from time to time. The Employee shall be based at the Company’s headquarters in Newtown, Pennsylvania, or such place or places in the continental United States as the Board shall reasonably determine. The Employee shall be subject to the supervision of, and shall have such authority as is delegated to the Employee by, the Board, President or Chief Executive Officer of the Company.

The Employee hereby accepts such employment and agrees to undertake the duties and responsibilities inherent in such position and such other duties and responsibilities as the Board or its designee shall from time to time reasonably assign to the Employee. The Employee agrees to devote his entire business time, attention and energies to the business and interests of the Company during the Employment Period; provided, that, the Employee may serve as a non-executive director or trustee of other companies or entities so long as such service does not unreasonably interfere with the Employee’s duties hereunder. The Employee agrees to abide by the rules, regulations, instructions, personnel practices and policies of the Company and any changes therein which may be adopted from time to time by the Company. The Employee further agrees to abide by the applicable rules, practices, policies, restrictions and principles outlined by the Board in its Corporate Policy Governance Manual and amendments adopted thereto.

3. Compensation and Benefits.

3.1 Salary. The Company shall pay the Employee, in periodic installments in accordance with the Company’s customary payroll practices, an annual base salary of $175,000 for the one-year period commencing on the Commencement Date.

3.2 Fringe Benefits. The Employee shall be entitled to participate in all bonus and benefit programs that the Company establishes and makes available to its senior executives, if any, to the extent that Employee’s position, tenure, salary, age, health and other qualifications make him eligible to participate. The Employee shall be entitled to four (4) weeks paid vacation per year, to be taken at such times as may be approved by the Chief Executive Officer.

3.3 Reimbursement of Expenses. The Company shall reimburse the Employee for all reasonable travel, entertainment and other expenses incurred or paid by the Employee in connection with, or related to, the performance of his duties, responsibilities or services under this Agreement, in accordance with policies and procedures, and subject to limitations, adopted by the Company or the Board from time to time.

3.4 Bonuses; Incentive Compensation. Beginning in fiscal 2003, the Employee shall be eligible to receive an annual bonus (the “MIP Bonus”) up to a maximum amount equal to 40% of the Employee’s annual base salary upon the achievement of certain milestones as set forth in an annual Management Incentive Plan. The specific annual milestones will be set each year by the Compensation Committee of the Board of Directors.

3.5 Stock Options. You will be granted an option to purchase up to 100,000 shares of Common Stock of the Company at a purchase price equal to 100% of the fair market value of the Common Stock on the date of the grant, which options will vest as follows: 25% shall vest on the Commencement Date, and 25% per annum shall vest on a monthly basis (i.e. 2,083.33 shares per month) from the Commencement Date.

4. Termination of Employment Period. The employment of the Employee by the Company pursuant to this Agreement shall terminate upon the occurrence of any of the following:

4.1 Expiration of the Employment Period;

4.2 At the election of the Company, for Cause (as defined below), immediately upon written notice by the Company to the Employee, which notice shall identify the Cause upon which the termination is based. For the purposes of this Section 4.2, “Cause” shall mean that (i) the Employee has repeatedly failed to perform his assigned duties for the Company after 10 days written notice and an opportunity to cure, (ii) the Employee has engaged in dishonesty, gross negligence or misconduct materially detrimental to the Company’s interest, or (iii) the conviction of the Employee of, or the entry of a pleading of guilty or nolo contendere by the Employee to, any crime involving moral turpitude or any felony;

4.3 At the election of the Employee, for Good Reason (as defined below), immediately upon written notice by the Employee to the Company, which notice shall identify the Good Reason upon which the termination is based. For the purposes of this Section 4.3, “Good Reason” for termination shall mean (i) a material adverse change in the Employee’s authority, duties or compensation without the prior written consent of the Employee, (ii) a material breach by the Company of the terms of this Agreement, which breach is not remedied by the Company within 10 days following written notice from the Employee to the Company notifying it of such breach or (iii) the relocation of the Employee’s place of work more than 50 miles from the Company’s current executive offices;

4.4 Upon the death or disability of the Employee. As used in this Agreement, the term “disability” shall mean the inability of the Employee, due to a physical or mental disability, for a period of 90 days, whether or not consecutive, during any 360-day period, to perform the services contemplated under this Agreement, with or without reasonable accommodation as that term is defined under state or federal law. A determination of disability shall be made by a physician satisfactory to both the Employee and the Company; provided, that, if the Employee and the Company do not agree on a physician, the Employee and the Company shall each select a physician and these two together shall select a third physician, whose determination as to disability shall be binding on all parties; or

4.5 At the election of either party, upon not less than 180 days’ prior written notice of termination (the “Termination Notice Period”); provided, however, that if the Company pays the Severance Amount (as defined below) set forth in Section 5.1(b) below, then the Termination Notice Period shall automatically end on the date the Severance Period (as defined below) begins.

5. Effect of Termination.

5.1 Payments Upon Termination.

(a) In the event the Employee’s employment is terminated pursuant to Section 4.1, Section 4.2, and Section 4.4 or by the Employee pursuant to Section 4.5, the Company shall pay to the Employee the compensation and benefits otherwise payable to him under Section 3 through the last day of his actual employment by the Company.

(b) In the event the Employee’s employment is terminated by the Employee pursuant to Section 4.3 or by the Company pursuant to Section 4.5, the Company shall continue to pay to the Employee his salary as in effect on the date of termination and continue to provide to the Employee the other benefits owed to him under Section 3.2 (to the extent such benefits can be provided to non-employees, or to the extent such benefits cannot be provided to non-employees, then the cash equivalent thereof) until the date 180 days (the “Severance Period”) after the date of termination (the “Severance Amount”), and the Company shall pay to the Employee the pro-rated amounts due under Section 3.4 and Employee’s options shall continue to vest during the Severance Period as proscribed under Section 3.5. Such Severance Amount shall be paid over the Severance Period in accordance with the Company’s normal payment practices. Such Severance Period shall immediately terminate (and payments made pursuant to this Section 5.1(b) shall cease) if the Employee fails to be reasonably cooperative, responsive or available for reasonable requests by the Company to the Employee to assist the Company pertaining to areas of the Company’s business that the Employee is familiar with as a result of his employment. The payment to the Employee of the amounts payable under this Section 5.1(b) shall constitute the sole remedy of the Employee in the event of a termination of the Employee’s employment in the circumstances set forth in this Section 5.1(b). The Employee shall not be entitled to any payments under this Section 5.1(b) unless and until the Employee executes a mutual general release and waiver in a form reasonably satisfactory to the Board.

(c) Change in Control. (i) In the event that there shall be a Change in Control (as defined below) of the Company or in any person directly or indirectly presently controlling the Company, as defined in paragraph (ii) below, all options to purchase shares of Common Stock of the Company shall vest and become immediately exercisable by the Employee for a period of not less than one year after the date of such Change in Control.

(ii) For purposes of this Agreement, a Change in Control of the Company, or in any person directly or indirectly controlling the Company, shall mean:

(A) A Change in Control as such term is presently defined in Regulation 240.12b-2 under the Securities Exchange Act of 1934, as amended (the “Exchange Act); or

(B) If any “person” (as such term is used in Section 13(d) and 14(d) of the Exchange Act) other than the Company or any “person” who on the date of this Agreement is a director or officer of the Company, becomes the “beneficial owner” (as defined in Rule 13(d)-3 under the Exchange Act), directly or indirectly, of securities of the Company representing at least fifty (50%) percent of the voting power of the Company’s then outstanding securities, unless such person becomes such a beneficial owner as a result of a transaction approved by a majority of the board of directors of the Company; or

(C) If during the term of this Agreement, individuals who at the beginning of such period constitute the Board of Directors cease for any reason to constitute at least a majority thereof, unless the election of each director who is not a director at the beginning of such period has been approved in advance by directors representing at least a majority of the directors then in office who were directors at the beginning of the period.

5.2 Survival. The provisions of Sections 5.1(b), 5.1(c) and 6 shall survive the termination of this Agreement.

6. Non-Competition and Non-Solicitation. The Employee shall execute, if not previously executed and still in effect, simultaneously with the execution of this Agreement, or otherwise upon the request of the Company, the Company’s customary form of Non-Competition and Non-Solicitation Agreement and form of Invention Assignment and Confidential Information Agreement, substantially in the form attached hereto as Exhibit A and Exhibit B, respectively.

7. Other Agreements. The Employee represents that his performance of all the terms of this Agreement and the performance of his duties as an employee of the Company do not and will not breach any agreement with any prior employer or other party to which the Employee is a party (including without limitation any nondisclosure or non-competition agreement). Any agreement to which the Employee is a party relating to nondisclosure, non-competition or non-solicitation of employees or customers is listed on Schedule A attached hereto.

8. Miscellaneous.

8.1 Notices. Any notices delivered under this Agreement shall be deemed duly delivered four business days after it is sent by registered or certified mail, return receipt requested, postage prepaid, or one business day after it is sent for next-business day delivery via a reputable nationwide overnight courier service, in each case to the address of the recipient set forth on the signature page hereto. Either party may change the address to which notices are to be delivered by giving notice of such change to the other party in the manner set forth in this Section 8.1.

8.2 Pronouns. Whenever the context may require, any pronouns used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular forms of nouns and pronouns shall include the plural, and vice versa.

8.3 Entire Agreement. This Agreement constitutes the entire agreement between the parties and supersedes all prior agreements and understandings, whether written or oral, relating to the subject matter of this Agreement.

8.4 Amendment. This Agreement may be amended or modified only by a written instrument executed by both the Company and the Employee.

8.5 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania (without reference to the conflicts of laws provisions thereof). Any action, suit or other legal proceeding arising under or relating to any provision of this Agreement shall be commenced only in a court of the Commonwealth of Pennsylvania (or, if appropriate, a federal court located within Pennsylvania), and the Company and the Employee each consents to the jurisdiction of such a court. The Company and the Employee each hereby irrevocably waive any right to a trial by jury in any action, suit or other legal proceeding arising under or relating to any provision of this Agreement.

8.6 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of both parties and their respective successors and assigns, including any corporation with which, or into which, the Company may be merged or which may succeed to the Company’s assets or business; provided, however, that the obligations of the Employee are personal and shall not be assigned by him. Notwithstanding the foregoing, if the Company is merged with or into a third party which is engaged in multiple lines of business, or if a third party engaged in multiple lines of business succeeds to the Company’s assets or business, then for purposes of this Agreement, the term “Company” shall mean and refer to the business of the Company as it existed immediately prior to such event and as it subsequently develops and not to the third party’s other businesses.

8.7 Waivers. No delay or omission by the Company in exercising any right under this Agreement shall operate as a waiver of that or any other right. A waiver or consent given by the Company on any one occasion shall be effective only in that instance and shall not be construed as a bar or waiver of any right on any other occasion.

8.8 Captions. The captions of the sections of this Agreement are for convenience of reference only and in no way define, limit or affect the scope or substance of any section of this Agreement.

8.9 Severability. In case any provision of this Agreement shall be invalid, illegal or otherwise unenforceable, the validity, legality and enforceability of the remaining provisions shall in no way be affected or impaired thereby.

[Signature Page Follows]

THE EMPLOYEE ACKNOWLEDGES THAT HE HAS CAREFULLY READ THIS AGREEMENT, HAS HAD A FULL OPPORTUNITY TO REVIEW THIS AGREEMENT AND CONSULT WITH COUNSEL AND UNDERSTANDS AND AGREES TO ALL OF THE PROVISIONS IN THIS AGREEMENT.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year set forth above.

BIO-IMAGING TECHNOLOGIES, INC.

By:	/s/ Mark L. Weinstein

Name: Mark L. Weinstein

Title: President & CEO

Address: 826 Newtown-Yardley Road

Newtown, Pennsylvania 18940

EMPLOYEE

/s/ Ted Kaminer
Ted Kaminer
12 Chateau Drive Cherry Hill, NJ 08003